                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-48161

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 9, 1998)

                                 600,000 SHARES

                           [PARKWAY PROPERTIES LOGO]

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK

     We are offering 600,000 shares of our common stock, par value $0.001 per share.

     Our common stock is listed on the New York Stock Exchange under the symbol "PKY." The last reported sale price of our common stock on the New York Stock Exchange on March 18, 2003 was $37.35 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF RISK FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

     The underwriter has agreed to purchase the 600,000 shares of common stock offered by this prospectus supplement at a price of $35.25 per share, resulting in aggregate proceeds to us (before deducting transaction costs payable by us) of $21,150,000. We have granted the underwriter a 30-day option to purchase up to 90,000 additional shares of common stock at a price of $35.25 per share to cover over-allotments. If the underwriter exercises its option in full to purchase 90,000 additional shares, the aggregate proceeds to us will be $24,322,500 before deducting transaction costs payable by us.

     The underwriter proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The common stock may be offered by the underwriter to purchasers directly or through agents, or through brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriter expects to deliver the shares to purchasers on or about March 24, 2003.

                             ---------------------

                              WACHOVIA SECURITIES

            The date of this prospectus supplement is March 18, 2003

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE DATE OF THE PROSPECTUS, RESPECTIVELY.

     TO THE EXTENT ANY INCONSISTENCY OR CONFLICT EXISTS BETWEEN THE INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE INFORMATION INCLUDED IN THE ACCOMPANYING PROSPECTUS, THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT UPDATES AND SUPERSEDES THE INFORMATION IN THE ACCOMPANYING PROSPECTUS.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
FORWARD-LOOKING INFORMATION.................................    iv
WHERE YOU CAN FIND MORE INFORMATION.........................    iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     v
PROSPECTUS SUPPLEMENT SUMMARY...............................   S-1
     Parkway Properties, Inc................................   S-1
     Recent Developments....................................   S-1
     The Offering...........................................   S-2
RISK FACTORS................................................   S-3
USE OF PROCEEDS.............................................  S-10
DESCRIPTION OF CAPITAL STOCK................................  S-10
DESCRIPTION OF COMMON STOCK.................................  S-11
DESCRIPTION OF PREFERRED STOCK..............................  S-12
DESCRIPTION OF SHAREHOLDER RIGHTS PLAN......................  S-16
CERTAIN PROVISIONS OF MARYLAND LAW..........................  S-17
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......  S-18
     Introductory Notes.....................................  S-18
     Taxation of Us as a REIT...............................  S-19
     Requirements for Qualification.........................  S-20
     Qualified REIT Subsidiaries............................  S-21
     Taxable REIT Subsidiaries..............................  S-21
     Income Tests...........................................  S-22
     Asset Tests............................................  S-22
     Annual Distribution Requirements.......................  S-23
     Failure to Qualify.....................................  S-24
     Tax Aspects of Our Investments in Partnerships.........  S-24
     Taxation of Stockholders...............................  S-25
     Backup Withholding Tax and Information Reporting.......  S-29
UNDERWRITING................................................  S-29
EXPERTS.....................................................  S-31
LEGAL MATTERS...............................................  S-31

                                                              PAGE
                                                              ----
                            PROSPECTUS
AVAILABLE INFORMATION.......................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     3
THE COMPANY.................................................     4
RATIO OF EARNINGS TO FIXED CHARGES..........................     4
USE OF PROCEEDS.............................................     4
DESCRIPTION OF PREFERRED STOCK..............................     5
DESCRIPTION OF DEPOSITARY SHARES............................    10
DESCRIPTION OF COMMON STOCK.................................    13
FEDERAL INCOME TAX CONSIDERATIONS...........................    16
PLAN OF DISTRIBUTION........................................    24
EXPERTS.....................................................    25
LEGAL MATTERS...............................................    25

                          FORWARD-LOOKING INFORMATION

     We have made forward-looking statements with respect to our financial condition, results of operations and business and on the possible impact of this offering on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus supplement, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the securities offered by this prospectus supplement, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages S-3 to S-10 of this prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus supplement and the accompanying prospectus, do not contain all the information set forth in the registration statement. For further information regarding our company and our common stock, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (www.sec.gov). We also have a Web site (www.pky.com) through which you may access our SEC filings. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "PKY."

     Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information contained in documents that we file with them. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the completion of this offering:

      - Our Annual Report on Form 10-K for the year ended December 31, 2002;

      - Our Registration Statement on Form 8-A dated August 2, 1996 registering our common stock under Section 12(b) of the Exchange Act; and

      - Our Registration Statement on Form 8-A/A dated February 27, 2002 registering our common stock purchase rights under Section 12(b) of the Exchange Act.

     You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                            Parkway Properties, Inc.
                       Attention: Chief Financial Officer
                         One Jackson Place, Suite 1000
                            188 East Capitol Street
                        Jackson, Mississippi 39201-2195
                                 (601) 948-4091

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

PARKWAY PROPERTIES, INC.

     We are a real estate investment trust specializing in the operations, acquisition, ownership, management and leasing of office properties in the Southeastern and Southwestern United States and Chicago. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self- managed as we internally provide the management and maintenance services that our properties require through our own employees, such as property managers and engineers, and in some cases, leasing professionals. As of February 28, 2003, we owned or had an interest in 56 office properties located in 11 states encompassing approximately 9.9 million square feet of leasable space. We seek to acquire Class A, A- or B (as classified within their respective markets) multi-story office buildings ranging in size from 100,000 to 1,000,000 net rentable square feet, having current and projected occupancy levels in excess of 70%, adequate parking to accommodate full occupancy, and in locations characterized by above-average employment and population growth. Office properties are designated Class A, A- or B based on a combination of factors including rent, building finishes, system standards and efficiency, building amenities, location/accessibility and market perception. Class A properties represent the most prestigious buildings competing for premier office users with rents above average for the area. These buildings generally have high quality standard finishes, state of the art systems, exceptional accessibility and a definite market presence. Class B office buildings compete for a wide range of users with rents in the average range for the area. Building finishes are fair to good for the area and systems are adequate, but the building does not compete with Class A at the same price.

     We are a corporation organized under the laws of the State of Maryland. Our principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and our telephone number is (601) 948-4091 or (800) 748-1667. We also have a Web site at www.pky.com. Information contained on our Web site is not and should not be deemed a part of this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

     Effective January 6, 2003, we entered into an interest rate swap agreement with a notional amount of $50 million which fixed 30-day LIBOR at 1.545%. The agreement matures December 31, 2003.

     On February 11, 2003, we purchased the Citrus Center, a 258,000 square foot office building in Orlando Florida, for $32,000,000 plus $2,590,000 in closing costs and anticipated first year capital expenditures. The purchase was funded by the assumption of an existing first mortgage on the building of $19,695,000 and $12,305,000 in cash, which represents the investment of the remaining proceeds from the 233 North Michigan joint venture with Investcorp completed in May 2002. The non-recourse mortgage with Legg Mason Real Estate Services, Inc. has a fixed interest rate of 7.91% and matures August 1, 2007.

     On March 6, 2003, we sold a 70% interest in the Viad Corporate Center in Phoenix, Arizona to an affiliate of Investcorp for a price of $42 million. We continue to provide management and leasing services for the building. In connection with the sale, we will recognize an acquisition fee of $175,000 in 2003. The estimated gain on this transaction is approximately $900,000. Simultaneous with the sale of the 70% interest in the Viad Building, the entity that owns the building closed a $42.5 million mortgage. The non-recourse first mortgage is interest-only for a term of two years with three one-year extension options. Interest due under the mortgage will be floating rate, which at the time of closing was approximately 4.26%. We received net cash proceeds from this transaction of approximately $54 million and will use the proceeds to purchase new properties and to reduce short-term borrowings under our lines of credit.

THE OFFERING

Shares of common stock being
offered by us.................   600,000 shares (1)

Shares of common stock to be
outstanding after this
offering......................   9,994,562 shares (1)(2)

Use of proceeds...............   We estimate that the net proceeds of this
                                 offering will be approximately $21,040,000, assuming no exercise of the underwriter's over-allotment option. We intend to use the net proceeds from this offering for future investment activities, either by way of direct purchases of office properties, purchases of common equity of other real estate investment trusts, or through the acquisition of outstanding mortgage loans secured by office properties. Pending such uses, we plan to repay outstanding indebtedness under our revolving credit facility.

Risk factors..................   See "Risk Factors" beginning on page S-3 of
                                 this prospectus supplement for a description of factors that you should consider carefully before making a decision to invest in our common stock.

New York Stock Exchange
symbol........................   "PKY"
---------------

(1) Assumes the underwriter's over-allotment option to purchase up to 90,000 shares of common stock is not exercised.

(2) Excludes 2,724,020 shares issuable (i) upon the exercise of outstanding options granted to executive officers and directors under our 1994 Stock Option Plan, our 1991 Directors Stock Option Plan and our 2001 Directors' Stock Option Plan; (ii) upon the exercise of the warrant held by Five Arrows Realty Securities III, LLC; (iii) upon the conversion of our Series B preferred stock; and (iv) in exchange for certain units in Parkway Properties, LP.

                                  RISK FACTORS

     From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange
Act), in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Stockholders should not place undo reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

     All debt amounts in this prospectus supplement include our share of the debt of unconsolidated joint ventures.

WE HAVE EXISTING DEBT AND REFINANCING RISKS THAT COULD AFFECT OUR COST OF OPERATIONS.

     We currently have both fixed and variable rate indebtedness and may incur indebtedness in the future, including borrowings under our credit facilities, to finance possible acquisitions and for general corporate purposes. Our total indebtedness as of February 28, 2003 was approximately $419 million, including $259 million of fixed rate nonrecourse indebtedness secured by our properties. As of February 28, 2003, our fixed rate indebtedness carried a weighted average interest rate of 7.41%. The interest rates on our individual mortgages as of February 28, 2003 ranged from 6.945% to 8.375%. Also, as of February 28, 2003, the weighted average interest rate on our variable rate debt was 2.79%. As a result, we are and expect to be subject to the risks normally associated with debt financing including:

      - that interest rates may rise;

      - that our cash flow will be insufficient to make required payments of principal and interest;

      - that we will be unable to refinance some or all of our debt;

      - that any refinancing will not be on terms as favorable as those of the existing debt;

      - that required payments on mortgages and on our other debt are not reduced if the economic performance of any property declines;

      - that debt service obligations will reduce funds available for distribution to our stockholders;

      - that any default on our debt could result in acceleration of those obligations; and

      - that we may be unable to refinance or repay the debt as it becomes due.

     An increase in interest rates would reduce our net income and funds from operations. We may not be able to refinance or repay debt as it becomes due which may force us to refinance or to incur additional indebtedness at higher rates and additional cost or, in the extreme case, to sell assets or seek protection from our creditors under applicable law.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS AND SOME OF OUR PROPERTIES SECURE OUR MORTGAGE DEBT.

     As of February 28, 2003, 28 of our properties secured $259 million of our mortgage indebtedness, all of which is non-recourse. Our remaining 28 properties were not encumbered. Future acquisitions may also be used to secure our debt. If we are unable to repay indebtedness as payments are required during the term of the loan or at maturity, we may have to sell properties to repay our debt, or properties may be foreclosed upon or otherwise transferred to the lender which would cause us to lose income and asset value.

FLUCTUATIONS IN INTEREST RATES MAY ADVERSELY AFFECT OUR OPERATIONS.

     As of February 28, 2003, we had approximately $160 million of variable interest rate debt. As of February 28, 2003, the weighted average interest rate on our variable rate debt was 2.79%. We may also incur indebtedness in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher rates. Accordingly, increases in interest rates could adversely affect our financial condition and our ability to pay expected distributions to stockholders.

A LACK OF ANY LIMITATION ON OUR DEBT COULD RESULT IN OUR BECOMING MORE HIGHLY LEVERAGED.

     As of February 28, 2003, we had approximately $419 million of total debt. Our governing documents do not limit the amount of indebtedness we may incur. Accordingly, our board of directors may incur additional debt and would do so, for example, if it were necessary to maintain our status as a REIT. We might become more highly leveraged as a result, and our financial condition and cash available for distribution to stockholders might be negatively affected and the risk of default on our indebtedness could increase.

THE COST AND TERMS OF MORTGAGE FINANCINGS MAY RENDER THE SALE OR FINANCING OF A PROPERTY DIFFICULT OR UNATTRACTIVE.

     As of February 28, 2003, 28 of our properties are subject to mortgage indebtedness. The sale of a property subject to a mortgage may trigger pre-payment penalties, yield maintenance payments or make-whole payments to the lender, which would reduce the amount of gain or increase our loss on the sale of a property and could make the sale of a property less likely.

OUR REAL ESTATE INVESTMENTS ARE SUBJECT TO RISKS PARTICULAR TO REAL ESTATE INVESTMENTS.

     Our investments are generally made in office properties. We are, therefore, generally subject to risks incidental to the ownership of real estate. These risks include:

      - changes in supply of or demand for office properties or tenants for such properties in an area in which we have buildings;

      - the ongoing need for capital improvements;

      - increases in real estate tax rates and other operating expenses;

      - changes in tax, real estate and zoning laws;

      - changes in governmental rules and fiscal policies; and

      - civil unrest, acts of war, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses) and other factors beyond our control.

     Should any of these events occur, our financial condition and our ability to make expected distributions to stockholders could be adversely affected.

FUTURE TERRORIST ATTACKS IN THE UNITED STATES OR THE ESCALATION OF INTERNATIONAL HOSTILITIES MAY RESULT IN A DECLINE IN ECONOMIC ACTIVITY, WHICH COULD REDUCE THE DEMAND FOR AND THE VALUE OF OUR PROPERTIES.

     Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, other acts of terrorism or war may result in a decline in economic activity and reduce demand for our properties. A decrease in demand would make it difficult for us to renew or release our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction, loss or increased security costs. Any terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. In the future, terrorism insurance may not be available at a reasonable price or at all. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, which could impact the tenants' ability to continue to pay rent under their existing leases. In addition, the fact that agencies of the United States government are tenants in a number of our buildings increases the risk profile of those buildings and other buildings that we may own near buildings with government tenants.

     The United States may become involved in the escalation of international hostilities or otherwise enter into an armed conflict, which could have a further impact on the economy and our tenants in particular. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

THE ECONOMIC CONDITIONS OF OUR PRIMARY MARKETS AFFECT OUR OPERATIONS.

     Substantially all of our properties are located in the Southeastern and Southwestern United States and Chicago and, therefore, our financial condition and ability to make distributions to our stockholders is linked to economic conditions in these markets as well as the market for office space generally in these markets. A downturn in these markets may adversely affect our cash flows and ability to make distributions to shareholders.

TENANT DEFAULTS COULD ADVERSELY AFFECT OUR OPERATIONS.

     Substantially all of our revenues and income come from rental income from real property. As such, our revenues and income could be adversely affected if a significant number of our tenants defaulted under their lease obligations. Our ability to manage our assets is also subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our financial condition and the cash we have available for distributions to our stockholders.

ILLIQUIDITY OF REAL ESTATE MAY LIMIT OUR ABILITY TO VARY OUR PORTFOLIO.

     Real estate investments are relatively illiquid. Our ability to vary our portfolio by selling properties and buying new ones in response to changes in economic and other conditions will therefore be limited. In addition, the Internal Revenue Code limits our ability to sell our properties by imposing a penalty tax of 100% on the gain derived from prohibited transactions, which are defined as sales of property held primarily for sale to customers in the ordinary course of a trade or business. The frequency of sales and the holding period of the property sold are two primary factors in determining whether the property sold fits within this definition. These considerations may limit our opportunities to sell our properties. If we must sell an investment, we cannot assure you that we will be able to dispose of the investment in the time period we desire or that the sales price of the investment will recoup or exceed our cost for the investment.

WE ARE EXPOSED TO POTENTIAL ENVIRONMENTAL LIABILITY.

     Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Any person who arranges for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. We do not know of any material ACM issues at our properties. However, there can be no assurance that ACMs do not exist at our properties. If there are ACMs at the properties that require removal or other remediation, the cost could be substantial and could have an adverse effect on the value of the property.

     Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. For example, the laws referred to in the preceding paragraph regulate the use, handling and storage of hazardous substances (which even include commercially available cleaning products) at our properties and certain state laws may restrict the transfer of properties that have reported environmental conditions. In connection with the ownership and operation of our properties, we may be potentially liable for any costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition and our ability to make expected distributions to stockholders.

     Environmental due diligence performed in connection with the purchase of the Schlumberger property in Houston, Texas (formerly the Veritas Technology Center), disclosed that the Texaco-branded service station located on the neighboring property has released certain petroleum products which may have migrated from the station to the Schlumberger property. The owner of the neighboring property, Star Enterprise, pursuant to an indemnity agreement dated January 1998 between Star Enterprise and Veritas Real Estate (U.S.A.), Inc. (the prior owner of the Schlumberger property), has agreed to indemnify and hold harmless all future owners of the Schlumberger property from all losses incurred in connection with the presence of petroleum hydrocarbons on the Schlumberger property from the station. We believe that Star Enterprise has sufficient financial resources to indemnify us for any potential costs related to the clean up of the petroleum hydrocarbons. However, if Star Enterprise is unable to fully comply with its indemnity obligation, we may be subject to liability and costs associated with any clean up of the petroleum hydrocarbons.

COMPETITION FOR TENANTS AND ACQUISITION AND DEVELOPMENT OPPORTUNITIES MAY IMPACT RENTS AND AVAILABLE SPACE, AS WELL AS INCREASE PURCHASE AND DEVELOPMENT COSTS.

     All of our properties are located in developed areas where there are many other office properties and real estate companies that compete with us for tenants and for acquisition and development opportunities. Some of our competitors are larger than we are and have greater financial resources than we do. This competition could:

      - make it difficult for us to rent space at our properties;

      - require us to lower rents or make the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) less favorable to us; and

      - cause the cost of properties we wish to purchase to rise.

INCREASED COSTS OF INSURANCE AND LIMITATIONS ON COVERAGE MAY ADVERSELY AFFECT OPERATIONS.

     As a result of the September 11, 2001 terrorist attacks and insurance market conditions, we may be subject to increased costs of insurance and limitations on coverage. The insurance industry has changed its risk assessment approach and cost structure. In addition, the fact that agencies of the United States government are tenants in a number of our buildings increases the risk profile of those buildings and other buildings that we own near those buildings. As a result, the premiums for our property and casualty insurance coverage, on a comparable basis, nearly doubled from 2001 to 2002 and increased approximately 30% from 2002 to 2003. There can be no assurance that further premium increases will not take place in future years which would further adversely affect our operating results. Furthermore, we may not be able to obtain in the future insurance coverage comparable to that which we presently carry.

UNINSURED AND UNDERINSURED LOSSES MAY ADVERSELY AFFECT OPERATIONS.

     We, or in certain instances, tenants of our properties, carry commercial general liability, fire and extended coverage insurance with respect to our properties. This coverage has policy specifications and insured limits that we believe are customarily carried for similar properties. We plan to obtain similar coverage for properties we acquire in the future. However, certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, may be either uninsurable or not economically insurable. Should a property sustain damage, we may incur losses due to insurance deductibles, to co-payments on insured losses or to uninsured losses. In the event of a substantial property loss, the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

     The Company's existing title insurance policies were originally obtained at the time the applicable properties were acquired, and accordingly, any such policy may be in an amount less than the current value of the properties. In the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

INCREASES IN PROPERTY TAXES COULD ADVERSELY AFFECT OUR DISTRIBUTIONS TO STOCKHOLDERS.

     Our properties are subject to state and local real property taxes. The state and local real property taxes on the properties may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our ability to make distributions to our stockholders could be adversely affected.

COST OF COMPLIANCE WITH AND POTENTIAL LIABILITY UNDER THE AMERICANS WITH DISABILITIES ACT COULD BE SUBSTANTIAL.

     Under the Americans with Disabilities Act of 1990, as amended, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines, awards of damages to private litigants and/or a court order to remove access barriers. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. In many instances, the applicability and requirements of the ADA are not clear. Accordingly, the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material adverse effect on our financial condition, such costs could be substantial. We have not undertaken ADA studies of all of our properties and, as to those properties with respect to which we have not undertaken ADA studies, possible costs of compliance could arise.

OUR CHAIRMAN SERVES AS THE CHAIRMAN OF ANOTHER REIT, EASTGROUP PROPERTIES, INC., AND A COMPANY RELATED TO OUR LARGEST SHAREHOLDER, FIVE ARROWS REALTY SECURITIES III, L.L.C., HAS A DIRECTOR ON EASTGROUP'S BOARD.

     Leland R. Speed serves as our Chairman and as the Chairman of EastGroup Properties, Inc., a REIT with a focus on industrial properties principally in the Sunbelt area of the United States. Rothschild Realty Inc., fund manager of Five Arrows Realty Securities III, L.L.C. ("Five Arrows III"), holder of 18.9% of our common stock on a fully diluted basis, is also the fund manager of Five Arrows Realty Securities II L.L.C. ("Five Arrows II"), a related company (the sole managing member of which is Rothschild Realty Investors IIA, L.L.C., also a related company). Five Arrows II beneficially owns approximately 20% of the common stock of EastGroup on a diluted basis, and has a representative, D. Pike Aloian, on EastGroup's board of directors. Mr. Aloian also is a manager of Rothschild Realty Investor III, L.L.C., the sole managing member of Five Arrows
III. Matthew W. Kaplan, the representative of Five Arrows III, a manager of Rothschild Realty Investors IIA, L.L.C. and a manager of Rothschild Realty III, L.L.C., is a member of our board of directors. EastGroup's offices are separate from ours and we have no other common directors or officers or directors affiliated with common significant stockholders. As we both carry out our strategic plans, our management and the management of EastGroup have each stated their intentions not to transfer properties between our two companies, and we each intend to pursue our distinct corporate plan. There can be no assurance that conflicts of interest will not arise between EastGroup and us in the future. In the event that there is a transaction between EastGroup and us, there can be no assurance that the terms will be as favorable to us as they would have been if the described relationships did not exist.

LIMITATIONS ON THE OWNERSHIP OF OUR COMMON STOCK AND OUR SHAREHOLDER RIGHTS PLAN MAY PRECLUDE THE ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

     Certain provisions contained in our charter and bylaws, our Shareholder Rights Plan, and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change of control. Provisions of our charter are designed to assist us in maintaining our qualification as a REIT under the Internal Revenue Code by preventing concentrated ownership of our capital stock that might jeopardize REIT qualification. Among other things, these provisions provide that, if a transfer of our stock or a change in our capital structure would result in (1) any person (as defined in the charter) directly or indirectly acquiring beneficial ownership of more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding capital stock excluding Excess Stock, (2) our outstanding shares being constructively or beneficially owned by fewer than 100 persons, or (3) our being "closely held" within the meaning of Internal Revenue Code Section 856(h), then:

      - any proposed transfer will be void from the beginning and we will not recognize such transfer;

      - we will have the right to redeem the shares proposed to be transferred; and

      - the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the Excess Stock.

     Excess Stock has no dividend or voting rights but holders of Excess Stock do have certain rights in the event of our liquidation, dissolution or winding up. Our charter provides that we will hold the Excess Stock as trustee for the person or persons to whom the shares are ultimately transferred, until the time that the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions may have an anti-takeover effect by discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices. Under the terms of our charter, the board of directors has the authority to waive these ownership restrictions. The board of directors has waived the restrictions with respect to the ownership by Five Arrows III of shares of Series B preferred stock, the shares of common stock into which they may be converted, and the common stock issuable upon exercise of the warrant, subject to requirements that are meant to insure that our REIT qualification will not be jeopardized.

     In addition, we have a Shareholder Rights Plan. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares without our board's consent (an "acquiring person"). The rights plan is intended to prevent hostile takeover attempts by requiring a potential acquirer to negotiate the terms with our board of directors. It does this by diluting the holdings of the acquiring person by distributing discounted rights to purchase our shares or participate in a business combination transaction to all stockholders other than the acquiring person. However, the rights plan could have the effect of deterring or preventing the acquisition of our company, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

THE MARKET VALUE OF OUR SECURITIES CAN BE ADVERSELY AFFECTED BY MANY FACTORS.

     As with any public company, a number of factors may adversely influence the price of our common stock, many of which are beyond our control. These factors include: level of institutional interest in us; perception of REITs generally and REITs with portfolios similar to ours, in particular, by market professionals; attractiveness of securities of REITs in comparison to other companies; our financial condition and performance; the market's perception of our growth potential and potential future cash dividends; increases in market interest rates, which may lead investors to demand a higher annual yield from our distributions in relation to the price paid for our stock; and relatively low trading volume of shares of REITs in general, which tends to exacerbate a market trend with respect to our stock. Sales of a substantial number of shares of our stock, or the perception that such sales could occur, also could adversely affect prevailing market prices for our common stock.

     At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. On January 7, 2003, the President of the United States, through his administration, released a proposal that would exclude corporate dividends from an individual's taxable income, to the extent that corporate income tax has been paid on the earnings from which the dividends are paid. REIT dividends would not be exempt from income tax in the hands of an individual shareholder because REITs' income generally is not subject to corporate level tax. This proposal could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs. We cannot predict the form in which this proposal ultimately will be enacted or whether it will in fact be enacted. If enacted, the proposal could have an adverse effect on the market price of our common stock.

THERE ARE CERTAIN RISKS ASSOCIATED WITH OUR REIT STATUS AND ADDITIONAL RISKS IF WE FAIL TO QUALIFY AS A REIT.

     We believe that we have operated in a manner so as to qualify as a REIT under the Internal Revenue Code for each of our taxable years since 1997. To qualify as a REIT we must satisfy numerous requirements (some on an annual and quarterly basis) established under the highly technical and complex Internal Revenue Code provisions applicable to REITs, which include:

      - maintaining ownership of specified minimum levels of real estate related assets;

      - generating specified minimum levels of real estate related income;

      - maintaining certain diversity of ownership requirements with respect to our shares; and

      - distributing at least 90% of our taxable income on an annual basis.

The distribution requirement noted above could adversely affect our ability to use earnings for improvements or acquisitions because funds distributed to stockholders will not be available for capital improvements to existing properties or for acquiring additional properties.

     Only limited judicial and administrative interpretations exist of the REIT rules. In addition, qualification as a REIT involves the determination of various factual matters and circumstances not entirely within our control.

     If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which we failed to qualify. This treatment would reduce net earnings available for investment or distribution to stockholders because of the additional tax liability for the year or years involved. In addition, we would no longer be required to make distributions to our stockholders. To the extent that distributions to stockholders had been made based on our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

     As a REIT, we have been and will continue to be subject to certain federal, state and local taxes on our income and property.

MARYLAND BUSINESS STATUTES MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF US.

     As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire our company and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our board of directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. Maryland law also provides generally that a person who acquires shares of our stock that represent 10% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

     Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Further, Maryland corporations which:

      - have three directors who are not officers or employees of the entity or related to an acquiring person; and

      - are subject to the reporting requirements of the Securities Exchange Act of 1934,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

      - the corporation will have a staggered board of directors;

      - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

      - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

      - vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

      - the secretary of the corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

Our board has not elected to have our company become subject to this subtitle.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $21,040,000 (approximately $24,212,500 if the underwriter exercises its over-allotment option in full) from this offering, after deducting estimated transaction costs payable by us. We expect to use the net proceeds from this offering for future investment activities, either by way of direct purchases of office properties, purchases of common equity of other publicly-held real estate investment trusts, or through the acquisition of outstanding mortgage loans secured by office properties. Pending such use, the net proceeds will be used to reduce our outstanding variable rate debt. The weighted average interest rate on our variable rate debt was 2.79% as of February 28, 2003.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our charter and bylaws for the complete provisions thereof.

     The total number of shares of capital stock of all classes that we are authorized to issue is 100,000,000. Currently, the charter authorizes the issuance of 64,697,143 shares of common stock, par value $.001 per share, 2,760,000 shares of 8.75% Series A Cumulative Redeemable Preferred Stock, par value $.001 per share, 2,142,857 shares of Series B Convertible Cumulative Preferred Stock, par value $.001 per share, 400,000 shares of Series C Preferred Stock, par value $.001 per share, and 30,000,000 shares of Excess Stock, par value $.001 per share. As of February 28, 2003, 9,382,177 shares of common stock, 2,650,000 shares of Series A preferred stock, 2,142,857 shares of Series B preferred stock, no shares of Series C preferred stock and no shares of Excess Stock were issued and outstanding. The common stock and the Series A preferred stock are currently listed on the New York Stock Exchange under the symbols "PKY" and "PKY PrA" respectively. There is no public market for our Series B preferred stock.

     Our board of directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the board of directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

     Pursuant to the provisions of the charter, if a transfer of stock occurs such that any person would own, beneficially or constructively (applying the applicable attribution rules of the Code), more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of Excess Stock), then the amount in excess of the 9.8% limit will automatically be converted into shares of Excess Stock, any such transfer will be void from the beginning, and we will have the right to redeem such stock. These restrictions also apply to any transfer of stock that would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT for federal income tax purposes. Upon any transfer that results in Excess Stock, such Excess Stock shall be held in trust for the exclusive benefit of one or more charitable beneficiaries designated by us. Upon the satisfaction of certain conditions, the person who would have been the record holder of equity stock if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law, and any vote cast by a purported transferee in respect of shares of Excess Stock prior to the discovery that shares of equity stock had been converted into Excess Stock shall be void from the beginning. Excess Stock shall be not entitled to dividends. Any dividend paid prior to our discovery that equity stock has been converted to Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust. These restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock.

     Our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors and upon at least 15 days' written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee "beneficially owning" (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit and the satisfaction of such other conditions as the board may direct, may in its sole and absolute discretion exempt a person from the 9.8% ownership limit. Additionally, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of directors, may in its sole and absolute discretion exempt a person from the limitation on a person "constructively owning" (after the application of the applicable attribution rules of the Code) equity stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or "constructively own" (after the application of the applicable attribution rules of the Code) more than a 9.8% interest in a tenant of ours;
(y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such equity stock in excess of the ownership limit being converted into and exchanged for Excess Stock. Our board of directors may from time to time increase or decrease the 9.8% limit, provided that the 9.8% limit may be increased only if five individuals could "beneficially own" or "constructively own" (applying the applicable attribution rules of the Code) no more than 50.0% in value of the shares of equity stock then outstanding.

                          DESCRIPTION OF COMMON STOCK

     Distributions. Subject to the preferential rights of any shares of preferred stock currently outstanding or subsequently classified and to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of our common stock, you will be entitled to receive distributions, if, as and when declared by our board of directors, out of our assets that we may legally use for distributions to stockholders and to share ratably in our assets that we may legally distribute to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. We currently pay regular quarterly distributions on our common stock.

     Relationship to Preferred Stock and Other Shares of Common Stock. Your rights as a holder of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that have been issued and that may be issued in the future. Our board of directors may cause preferred stock to be issued to obtain additional capital, in connection with acquisitions, to our officers, directors and employees pursuant to benefit plans or otherwise and for other corporate purposes.

     As a holder of our common stock, you will have no preferences, conversion rights, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding restrictions on ownership and transfer, all shares of common stock have equal distribution, liquidation, voting and other rights.

     Voting Rights. Subject to the provisions of our charter regarding restrictions on transfer and ownership of shares of common stock, as a holder of common stock, you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

     There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock voting can elect all of the directors then standing for election and the holders of the remaining shares of common stock, if any, will not be able to elect any directors, except as otherwise provided for any series of our preferred stock.

     Stockholder Liability. Under Maryland law applicable to Maryland corporations, you will not be liable as a stockholder for our obligations solely as a result of your status as a stockholder.

     Transfer Agent. The registrar and transfer agent for shares of our common stock is Computershare Investor Services, LLC.

                         DESCRIPTION OF PREFERRED STOCK

     The description of the provisions of the shares of preferred stock set forth in this prospectus supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Articles Supplementary to our charter relating to such series of shares of preferred stock. You should read these documents carefully to fully understand the terms of the shares of preferred stock.

     Series A preferred stock. The Series A preferred stock and the Series B preferred stock rank equally as to dividends and upon liquidation, dissolution and winding up and rank prior to our common stock. The Series B preferred stock also ranks equal with (i) any class or series of preferred stock with an aggregate liquidation preference of up to $35 million and (ii) any other class or series of preferred stock approved by the holders of the Series B preferred stock as provided for in the Articles Supplementary creating the Series B preferred stock.

     Holders of Series A preferred stock receive dividends at the fixed rate of 8.75% per annum of their liquidation preference. The liquidation preference for the Series A preferred stock is $25.00 per share plus all accrued and unpaid dividends. Dividends on the Series A preferred stock are cumulative.

     The Series A preferred stock is not redeemable prior to April 23, 2003 except as provided in our charter. On and after April 23, 2003, the Series A preferred stock may be redeemed, at our option, for $25.00 per share plus all accrued and unpaid dividends, without interest. The redemption price (other than the portion consisting of accrued and unpaid dividends) is payable solely out of the proceeds of other capital stock and from no other source.

     Holders of Series A preferred stock generally have no voting rights. However, whenever dividends on any shares of Series A preferred stock are in arrears for six or more quarters (whether consecutive or not), the holders of such shares may elect a total of two additional directors to serve on our board of directors. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A preferred stock have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights and the term of office of each preferred stock director so elected will terminate. In addition, certain changes to the terms of the Series A preferred stock cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A preferred stock. Holders of Series A preferred stock will have certain other voting rights under Maryland law.

     The Series A preferred stock is not convertible or exchangeable, except as provided in our charter. The Series A preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

     The transfer agent for shares of our Series A preferred stock is Computershare Investor Services, LLC.

     Series B preferred stock. The Series B preferred stock, unless converted by the holder or redeemed by us, has a perpetual term, with no maturity. Holders of Series B preferred stock are entitled to dividends per share equal to the greater of (i) the quarterly dividend payable for the applicable quarter per share of common stock into which the shares of Series B preferred stock are convertible or (ii) $.73 (the "Applicable Dividend Rate"). The dividends on Series B preferred stock are fully cumulative and, with respect to unpaid dividends, will accrue interest equal to the Applicable Dividend Rate divided by $34.30, compounded quarterly until such dividends are paid.

     We can redeem the Series B preferred stock on or after June 21, 2006 (or earlier in the event of a change of control or "put event," as described in the next paragraph), provided, the initial redemption of the Series B preferred stock will not be less than 50% of the outstanding Series B preferred stock. We must send a notice of redemption containing specified information within prescribed time periods to the holders of the Series B preferred stock. For 60 days following the date of mailing a notice of redemption, each holder of the Series B preferred stock may exercise its conversion rights. Upon the 60th day following the mailing of the redemption notice to the holder of Series B preferred stock, and unless such holder of the Series B preferred stock has exercised its conversion rights, we will purchase from such holder (upon surrender by such holder at our principal office of the certificate representing such shares) such shares of Series B preferred stock specified in the redemption notice, at a price per share equal to the product of (i) $35.00 per share plus accrued and unpaid dividends (whether or not declared and accrued through the date of payment for redemption or the date payment is made available for payment to the holder thereof) plus a premium equal to the following percentage of $35.00:

  REDEMPTION OCCURS
    ON OR AFTER:        BUT PRIOR TO:    % PREMIUM
  -----------------     -------------    ---------
June 21, 2006          October 5, 2006      5.0
October 6, 2006        October 5, 2007      4.0
October 6, 2007        October 5, 2008      3.0
October 6, 2008        October 5, 2009      2.0
October 6, 2009        October 5, 2010      1.0
October 6, 2010                             0.0

and (ii) the number of shares of Series B preferred stock to be redeemed as provided in the redemption notice.

     Each holder of Series B preferred stock is entitled to require us to redeem the shares for 102% of its liquidation value, plus accrued and unpaid distributions whether or not declared, if any (the "Put Payment") upon our voluntary act, omission or participation in our change of control or a "put event." If a change of control or "put event" occurs that is not the result of our voluntary act, omission or participation, we may elect to make the Put Payment but may, in our discretion, elect not to make the Put Payment, in which event the conversion ratio will be revised to the greater of (i) 125% of the then current conversion ratio so that each share of Series B preferred stock will be convertible into 125% of the number of shares of common stock into which it would otherwise have been convertible and (ii) a fraction the denominator of which is 80.00% of the current market price and the numerator of which is $35.00. Notwithstanding the foregoing, if the SEC or its staff, by written communication to us, indicates that the provisions regarding redemption on a voluntary change of control or "put event" would preclude us from treating the shares of Series B preferred stock as equity on our financial statements, then we will have the right, in lieu of application of such provisions, to apply the conversion ratio revision alternative set forth in the provisions regarding an involuntary change of control or "put event."

     Each share of Series B preferred stock is convertible at the holder's option, at any time after December 31, 2002, into 1.0 share of common stock (subject to adjustment). The Series B preferred stock has a liquidation preference of $35.00 per share plus any accrued and unpaid dividends (whether or not declared).

     Holders of Series B preferred stock are entitled to (i) vote on all matters submitted to the holders of common stock together with the holders of common stock as a single class and (ii) to vote or consent on all matters affecting the Series B preferred stock as a separate class. Each share of Series B preferred stock will entitle the holder thereof to one vote for each share of common stock into which such share of Series B preferred stock is convertible.

     In certain circumstances, the board will be expanded and the holders of Series B Preferred Stock will be entitled to elect these directors (the "Preferred Directors"). Currently, and so long as Five Arrows III owns at least 50% of our outstanding Series B preferred stock or more than 10% of our common stock on a fully diluted basis, the holders of Series B preferred stock are entitled to elect one Preferred Director. Additionally, the board will be automatically increased by one Preferred Director if (i) we fail to pay regular quarterly dividends on our common stock of at least $2.20 per share (as adjusted) for four consecutive quarters, (ii) we fail to pay a quarterly dividend for the Series B preferred stock, (iii) we fail to maintain a specified income to debt ratio for three consecutive quarters, or (iv) we are in default under the terms of any credit facility or loan documentation. If Five Arrows III does not own at least 50% of our outstanding Series B preferred stock or more than 10% of our common stock on a fully diluted basis, and we fail to pay the quarterly dividend for the Series B preferred stock for three consecutive quarters, the board will be automatically increased by two Preferred Directors.

     So long as shares of Series B preferred stock are outstanding, without the consent of the holders of at least a majority of the outstanding Series B preferred stock voting separately as a class or by unanimous written consent of all of the holders of the Series B preferred stock (in addition to any other vote or consent of stockholders required by law or by the charter), we may not
(i) amend, alter or repeal the Articles Supplementary creating the Series B preferred stock; (ii) amend, alter or repeal any provision of the charter which would adversely effect the rights of the holders of Series B preferred stock as such; (iii) amend, alter or repeal any provision of the charter which would increase in any respect the restrictions or limitations on ownership applicable to the Series B preferred stock; (iv) amend, alter or repeal our charter or bylaws to limit the right of indemnification provided to any Preferred Director;
(v) issue additional shares of Series B preferred stock (or a series of preferred stock that would vote as a class with the shares of Series B preferred stock with respect to the election of any Preferred Director) or shares of stock ranking senior or equal to the Series B preferred stock (as to dividends or upon liquidation, dissolution or winding up), provided that we may sell preferred stock ranking equal with the Series B preferred stock up to an aggregate liquidation preference of $35 million; or (vi) amend, alter or repeal any provision of the charter or bylaws to increase the number of directors on the board beyond nine (not including any Preferred Directors).

     Series C preferred stock. Shares of Series C preferred stock are issuable upon exercise of Rights issued pursuant to our shareholder rights plan discussed below. Series C preferred stock ranks junior to (i) the Series A preferred stock; (ii) the Series B preferred stock; and (iii) all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Commencing after the first issuance of a share or fraction of a share of Series C preferred stock and subject to the prior and superior rights of the holders of any shares of any class or series of preferred stock, holders of shares of Series C preferred stock are entitled to receive quarterly dividends, payable in cash, on a day in each quarterly period of each year commencing on or after January 1, 2002 (but in no event later than the 15th day of each January, April, July and October or, if any such day is not a business day, on the next succeeding business day (each such date being referred to herein as a "Quarterly Dividend Payment Date")), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the common stock of the Corporation, or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C preferred stock. If the Corporation, at any time after September 25, 1995 (the "Rights Declaration Date") (i) declares any dividend on common stock payable in shares of common stock, (ii) subdivides the outstanding common stock, or (iii) combines the outstanding common stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series C preferred stock were entitled immediately prior to such event under clause (b) of the preceding sentence will be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event. Dividends on Series C preferred stock are cumulative.

     Each share of Series C preferred stock entitles the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event that we shall at any time after the Rights Declaration Date (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series C preferred stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     Whenever quarterly dividends or other dividends or distributions payable on the Series C preferred stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C preferred stock outstanding are paid in full, we may not: (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series C preferred stock; (b) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C preferred stock and all such junior stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C preferred stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C preferred stock; or (d) purchase or otherwise acquire for consideration of any shares of Series C preferred stock, or any shares of stock ranking on a parity with the Series C preferred stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     Holders of Series C preferred stock have a liquidation preference equivalent to $.001 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Notwithstanding any provision of our charter to the contrary, following the payment of the full amount of the Series C Liquidation Preference, no additional distributions shall be made to the holders of shares of Series C preferred stock unless, prior thereto, the holders of shares of common stock have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series C Liquidation Preference by (ii) 1,000 (as appropriately adjusted to reflect such events as stock splits, stock dividends and recapitalizations with respect to the common stock). Following the payment of the full amount of the Series C Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series C preferred stock and common stock, respectively, holders of Series C preferred stock and holders of shares of common stock are to receive their ratable and proportionate share of the remaining assets to such preferred stock and common stock, on a per share basis, respectively. If there are not sufficient assets available to permit payment in full of the Series C Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series C Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of common stock.

     If we enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock, securities, cash or any other property, then in any such case the shares of Series C preferred stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event that we shall at any time after the Rights Declaration Date (i) declare any dividend on common stock, or (ii) combine the outstanding common stock into a smaller number of shares, when in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C preferred stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     The outstanding shares of Series C preferred stock, at the option of the board of directors, may be redeemed as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to 105% of (i) the product of the Adjusted Number times the Average Market Value (as such term is hereinafter defined) of the common stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid, or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" is the average of the closing sale prices of the common stock during the 30 day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing sale prices with respect to a share of common stock during such 30 day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value of the common stock as determined by the board of directors in good faith.

                     DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

     On September 7, 1995, the board of directors of our predecessor, The Parkway Company, declared a dividend distribution of one Right for each outstanding share of our common stock to stockholders of record. On February 20, 2002, the board of directors adopted the Amended and Restated Rights Agreement by and between us and Computershare Investor Services, LLC, successor to Society National Bank (the "Rights Agent"). Subject to becoming exercisable, each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series C preferred stock at a purchase price of $45.00, subject to adjustment. The rights issued under the plan will be triggered, with certain exceptions: (1) when any person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of common stock; (2) upon commencement of a tender or exchange offer that would result in a person or group owning 15% or more of the outstanding shares of common stock; or (3) upon our declaration that any person, alone or together with its affiliates or associates, has become the beneficial owner of at least 15% of our common stock under circumstances where the board of directors considers that person to be an "Adverse Person." The rights agreement is intended to prevent abusive hostile takeover attempts by requiring a potential acquirer to negotiate the terms with our board of directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person to gain control of us or to change existing management. This plan is intended to protect the rights of the stockholders in the event of coercive or unfair takeover tactics, or an unsolicited attempt to acquire control in a transaction the board of directors believes is not in the best interests of the stockholders.

                       CERTAIN PROVISIONS OF MARYLAND LAW

     Additionally, Maryland, the state of our incorporation, has certain anti-takeover statutes, including the "business combination" provisions and "control share acquisition" provisions, which may also have the effect of making it difficult to gain control of us or to change existing management. To date, we have not opted out of the business combination provisions or the control share acquisition provisions of the Maryland General Corporation Law (the "MGCL"). Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a minimum price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     The MGCL also provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at a stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a meeting of stockholders is held, as of the date of such meeting at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their shares. The fair value of the shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of the objecting stockholders' rights do not apply in the context of a control share acquisition.

     Maryland law provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. Further, Maryland corporations which:

      - have three directors who are not officers or employees of the entity or related to an acquiring person; and

      - are subject to the reporting requirements of the Securities Exchange Act of 1934,

may elect in their charter or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

      - the corporation will have a staggered board of directors;

      - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the charter or bylaws;

      - the number of directors may only be set by the board of directors, even if the procedure is contrary to the charter or bylaws;

      - vacancies may only be filled by the remaining directors, even if the procedure is contrary to the charter or bylaws; and

      - the secretary of the corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the charter or bylaws.

Our board has not elected to have the Company become subject to this subtitle.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTORY NOTES

     The following is a description of the material federal income tax considerations to a holder of our common stock. This discussion supercedes the discussion under the caption "Federal Income Tax Considerations" in the accompanying prospectus. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     Jaeckle Fleischmann & Mugel, LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to herein. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion, and the information in this section, is based on the Internal Revenue Code of 1986, as amended (the "Code"), current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue

Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus supplement. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THIS PROSPECTUS SUPPLEMENT AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK OF AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF US AS A REIT

     General. We have elected to be taxed as a REIT under Sections 856 through 859 of the Code, commencing with our taxable year which ended December 31, 1997. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since the effective date of our election, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See " -- Failure to Qualify" below.

     The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Jaeckle Fleischmann & Mugel, LLP has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1997 through December 31, 2002, and our current and proposed organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2003 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us to Jaeckle Fleischmann & Mugel, LLP as to factual matters relating to our organization and operation and that of our subsidiaries. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code described in this prospectus supplement with regard to, among other thing, the sources of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Jaeckle Fleischmann & Mugel, LLP will not review our operating results on an ongoing basis. While we intend to operate so that we continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

     Notwithstanding our REIT election, however, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See " -- Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate then applicable. Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been revoked; and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow us to satisfy requirements (v) and (vi). In addition, our charter contains restrictions regarding the transfer of our shares intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Description of Common
Stock -- Restrictions on Transfer" in the accompanying prospectus. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning on or after January 1, 1998, these records and informational requirements are no longer a condition to REIT qualification. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

QUALIFIED REIT SUBSIDIARIES

     If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

TAXABLE REIT SUBSIDIARIES

     A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation. No more than 20% of our assets may consist of the securities of one or more taxable REIT subsidiaries.

     Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

     In connection with the closing of our joint venture with Investcorp International with respect to our investment in 233 North Michigan Avenue in Chicago, we have made an election to treat one of our subsidiaries, Parkway 233 North Michigan Manager, Inc. as a taxable REIT subsidiary. We intend to also make a taxable REIT subsidiary election in connection with our joint venture with Investcorp International for the entity that owns our investment in the Viad Building.

INCOME TESTS

     In order for us to maintain qualification as a REIT, two percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing.

     Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant. We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on the relative adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on the relative fair market value of the real and personal property.

     Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in " -- Taxation of Us as a REIT -- General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

ASSET TESTS

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of our shares or long term debt.

     2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

     3. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

     4. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5. Except for equity investments in REITs and equity and debt investments in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Internal Revenue Code.

     6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by our qualified REIT subsidiaries are treated as owned directly by us.

     Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (or the interest payment dates) of which is not contingent on profits, the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determination.

     After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% or 5% asset test or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset test or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset test or the 10% value limitation. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the assets tests within this 30 day period, we could fail to qualify as a REIT.

ANNUAL DISTRIBUTION REQUIREMENTS

     We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may elect to retain and pay tax on our net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, our stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN PARTNERSHIPS

     General. Many of our investments are held through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

          1. the status of each subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

          2. the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

     We believe that each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT. In addition, if any of the partnerships were treated as a corporation, it is likely that we would hold more than 10% of the voting power or value of the entity and would fail to qualify as a REIT. See "-- Asset Tests."

     A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of each subsidiary partnership and limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have sufficient control over all of the subsidiaries that are treated as partnerships for federal income tax purposes to protect our REIT status and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable U.S. Stockholders. As used in the remainder of this discussion, the term "U.S. Stockholder" means a beneficial owner of common stock that is for Untied States federal income tax purposes:

          1. a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

          3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

          4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. Stockholder if it held the stock directly is also a U.S. Stockholder. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

     Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

     Upon any taxable sale or other disposition of our stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

      - the amount of cash and the fair market value of any property received on such disposition; and

      - the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the stock has been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. Stockholders that acquire, or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT's "unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

     Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. If a U.S. stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under

Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the board of directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us or
(ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

      - the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

      - the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

      - our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

      - the class or series of shares sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

      - the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of our stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. Stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. Stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders with regard to payments of dividends on our stock and payments of the proceeds of the sale of our stock, unless an exception applies.

     The payor will be required to withhold tax on such payments at the rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

     In addition, a payor of dividends on our stock will be required to withhold tax at a rate of 30% (scheduled to be reduced incrementally to 28% by 2006) if
(i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's United States Federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders. Generally, information reporting will apply to payments of dividends on our stock, interest, including OID, and backup withholding as described above for a U.S. holder, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interests in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury Regulations, some holders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury Regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Wachovia Securities, Inc., as the underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, all of the shares of common stock in this offering.

     The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering is subject to approval of certain legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the over-allotment option described below) if it purchases any of the shares.

     The underwriter will offer the shares of common stock offered by this prospectus supplement from time to time in one or more transactions (which may include block transactions) to purchasers directly or through agents, or through brokers in brokerage transactions, on the New York Stock Exchange or to dealers in negotiated transactions or otherwise, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The shares of common stock will not be sold on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange. The underwriter may sell shares of common stock to or through broker-dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of common stock for whom they may act as agents. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter also may receive commissions from the purchasers of the shares of common stock for whom they act as agents. The underwriter and any broker-dealers that participate with the underwriter in the distribution of the shares of common stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions.

     The underwriter has agreed to purchase the 600,000 shares of common stock offered by this prospectus supplement at a price of $35.25 per share, resulting in aggregate proceeds to us (before deducting transaction costs payable by us) of $21,150,000. We have granted the underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 90,000 additional shares of common stock to cover over-allotments. If the underwriter exercises its option in full to purchase such additional shares, the aggregate proceeds to us will be $24,322,500 (before deducting transaction costs payable by us). We estimate that our portion of the total expenses of this offering will be approximately $110,000.

     The common stock is quoted on the New York Stock Exchange under the symbol "PKY."

     We and our executive officers and directors and Five Arrows Realty Securities III, L.L.C. have agreed for a period of 60 days from the date of this prospectus supplement, that we and they will not, without the prior written consent of the underwriter, sell, dispose of, hedge or take certain other actions with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock. The underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

     Until distribution of the shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase our common stock in the open market. The underwriter may create a short position in our common stock in connection with the offering. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriter's over-allotment option. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriter may also make "naked" short sales of shares in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from other broker-dealers participating in this offering when the underwriter repurchases shares originally sold by that broker-dealer in order to cover short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, the underwriter may discontinue them at any time.

     The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

     In addition, an affiliate of Wachovia Securities, Inc. is a participating lender and the documentation agent under our credit facility and will receive its proportionate share of any amounts repaid under that facility with the net proceeds of this offering.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

                                    EXPERTS

     The consolidated financial statements and schedule of Parkway Properties, Inc. appearing in Parkway Properties, Inc.'s Annual Report on Form 10-K for the years ended December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by Piper Rudnick LLP, Baltimore, Maryland. Certain legal matters will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York. Certain legal matters will be passed upon for the underwriter by Hunton & Williams.

PROSPECTUS

                                  $250,000,000

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES

                            ------------------------

     Parkway Properties, Inc. ("Parkway") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.001 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $0.001 per share (the "Preferred Stock"); and (iii) Preferred Stock represented by depositary shares (the "Depositary Shares"); with an aggregate public offering price of up to $250,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depository Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with Parkway's Articles of Incorporation, as amended (the "Charter"), or as otherwise appropriate to preserve the status of Parkway as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by Parkway, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 9, 1998.

                             AVAILABLE INFORMATION

     Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http://www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY" and reports and other information can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Parkway has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated into this Prospectus by reference are the documents listed below filed by Parkway under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 948-4091.

     The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

          (1) Parkway Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 1-11533).

          (2) Parkway Properties, Inc.'s Current Report on Form 8-K dated February 18, 1998 (Commission File No. 1-11533).

          (3) Parkway Properties, Inc.'s Current Report on Form 8-K/A dated February 19, 1998 (Commission File No. 1-11533).

          (4) Parkway Properties, Inc.'s Current Report on Form 8-K dated February 23, 1998 (Commission File No. 1-11533).

          (5) Parkway Properties, Inc.'s Current Report on Form 8-K dated February 25, 1998 (Commission File No. 1-11533).

          (6) Parkway Properties, Inc.'s Current Report on Form 8-K dated March 5, 1998 (Commission File No. 1-11533).

     Each document filed by Parkway subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Unless the context otherwise requires, all references in this Prospectus to "Parkway" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Parkway Properties, Inc. only, and, as the context may require, their predecessors.

                                  THE COMPANY

     Parkway is a self-administered real estate investment trust ("REIT") specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway will elect to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") for the taxable year which began January 1, 1997. As of April 6, 1998, Parkway owned or had an interest in 47 office properties in twelve states encompassing approximately 6.5 million net rentable square feet.

     Parkway was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. Parkway and its predecessors have been engaged in the real estate business since 1971. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. Additionally, on August 22, 1996 the shares of common stock, par value $0.001 per share, of Parkway (the "Common Stock") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Stock had been quoted on the NASDAQ National Market under the symbol "PKWY."

     Parkway has managed its office properties in Jackson, Mississippi since 1992. Beginning November 1, 1997, Parkway began to expand its self-management to office properties that it owns or may acquire in Houston, Atlanta, Dallas, Charlotte, Winston-Salem, Columbia, Knoxville, Memphis, and Ft. Lauderdale. Parkway benefits from a fully integrated management infrastructure, provided by its wholly-owned management subsidiary, Parkway Realty Services, LLC ("Parkway Realty"). In addition to certain of Parkway's office properties, Parkway Realty currently manages and/or leases approximately 1.0 million net rentable square feet for third parties.

     Parkway's principal executive offices are located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 948-4091 and Parkway maintains a web site (http://www.parkwayco.com).

                       RATIO OF EARNINGS TO FIXED CHARGES

     Parkway's ratio of earnings to fixed charges for the year ended December 31, 1997 was 2.8, for the year ended December 31, 1996 was 1.9, for the year ended December 31, 1995 was 1.4, for the six months ended December 31, 1994 was 1.4, for the year ended June 30, 1994 was 1.4 and for the year ended June 30, 1993 was 1.1. There was Preferred Stock outstanding only for a portion of the three months ended September 30, 1996. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends are identical to the ratio of earnings to fixed charges for all periods other than that ending September 30, 1996. For the three months ended September 30, 1996, the ratio of earnings to combined fixed charges and Preferred Stock dividends was 1.8.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, Parkway intends to use the net proceeds from the offering for general corporate purposes including, without limitation, the acquisition of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, development of new real estate properties, the repayment of debt and to fund working capital requirements.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Parkway is authorized to issue Preferred Stock. The Board of Directors of Parkway may classify or reclassify any unissued shares of its capital stock from time to time by setting, altering or voiding the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. As of February 28, 1998 there was no Preferred Stock outstanding.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws and any applicable articles supplementing the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

     Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable by Parkway (except as described under "-- Stockholder Liability" below) and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms thereof, including:

          (i) The title and stated value of such Preferred Stock;

          (ii) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (iv) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

          (v) The procedures for any auction or remarketing, if any, for such Preferred Stock;

          (vi) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (vii) The provision for redemption, if applicable, of such Preferred Stock;

          (viii) Any listing of such Preferred Stock on any securities exchange;

          (ix) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

          (x) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Stock;

          (xiii) The relative ranking of preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway;

          (xiv) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway; and

          (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Parkway as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Parkway, rank (i) senior to all classes or series of Common Stock of Parkway, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include debt securities.

DIVIDENDS

     Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Parkway, out of assets of Parkway legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Parkway on such record dates as shall be fixed by the Board of Directors of Parkway.

     Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Parkway fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Parkway will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Parkway of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parkway (except by conversion into or exchange for other capital shares of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation). Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of Parkway, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of such shares of Preferred Stock that shall be redeemed by Parkway in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of Parkway, the terms of such Preferred Stock may provide that, if no such capital shares have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of Parkway pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Parkway shall not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by Parkway and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Parkway.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of Parkway. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by Parkway in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parkway, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital shares of Parkway ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Parkway, the holders of each series of Preferred Stock shall be entitled to receive out of assets of Parkway legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Parkway. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Parkway are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of Parkway ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of Parkway shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Parkway with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Parkway, shall not be deemed to constitute a liquidation, dissolution or winding up of Parkway.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of Parkway at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such Preferred Stock for the past dividend periods and the then current dividend period shall have been declared and fully paid or declared and a sum sufficient for the payment thereof set aside for payment; or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been declared and fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the number of persons constituting the entire Board of Directors of Parkway will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, Parkway will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Parkway into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holder thereof; provided, however, as to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Parkway may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock; or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon any proposed amendment to the Charter if the amendment would change the contract rights of such shares as expressly set forth in the Charter.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Stock or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

STOCKHOLDER LIABILITY

     As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, will be personally liable for the acts and obligations of Parkway and that the funds and property of Parkway will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Stock -- Restrictions on Transfer," for Parkway to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Parkway in meeting this requirement, Parkway may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Parkway's outstanding equity securities, including any Preferred Stock of Parkway. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Parkway may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among Parkway, the depositary named therein (a "Preferred Stock Depositary"), and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by Parkway to a Preferred Stock Depositary, Parkway will cause such Preferred Stock Depositary to issue, on behalf of Parkway, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Parkway upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of Parkway, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which have been converted or exchanged.

WITHDRAWAL OF SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever Parkway redeems Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed, provided Parkway shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by Parkway that preserves the REIT status of Parkway.

     From and after the date fixed for redemption, all dividends in respect of the Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Parkway will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of Parkway, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of Parkway. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct Parkway to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other Preferred Stock or other shares of stock, and Parkway will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by Parkway equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between Parkway and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by Parkway upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve Parkway's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. Parkway will agree that if a Deposit Agreement is terminated to preserve Parkway's status as a REIT, then Parkway will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of Parkway and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of Parkway not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     Parkway will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, Parkway will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to Parkway notice of its election to do so, and Parkway will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from Parkway which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither a Preferred Stock Depositary nor Parkway will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of Parkway and Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither Parkway nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Stock represented thereby unless satisfactory indemnity is furnished. Parkway and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Parkway, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from Parkway.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Parkway is authorized to issue up to 70,000,000 shares of Common Stock. As of April 6, 1998 there were 11,085,823 shares of Common Stock outstanding and 282,553 shares of Common Stock reserved for issuance upon the exercise of options granted under Parkway's 1991 Directors Stock Option Plan, Parkway's 1994 Stock Option Plan and Parkway's 1997 Non-Employee Directors' Stock Option Plan. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares of Common Stock are not subject to call or redemption; provided, however, if the Parkway Board of Directors determines that the direct or indirect ownership of Common Stock has or may become concentrated to an extent which threatens Parkway's status as a REIT, the Board of Directors may call for the redemption of a number of shares of Common Stock.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no cumulative voting rights. Additionally, subject to the rights

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of holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

     The shares of Common Stock currently outstanding are listed for trading on the NYSE under the symbol "PKY." Parkway will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and Parkway anticipates that such shares will be so listed.

     Under Maryland law, stockholders are generally not liable for Parkway's debts or obligations. If Parkway is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Parkway.

PROVISIONS OF PARKWAY'S CHARTER AND BYLAWS

     Parkway's Charter provides that the number of directors will be ten, which number may be increased or decreased pursuant to Parkway's Bylaws. Currently, the number of directors is nine and all nine positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each share of Common Stock held by them.

OTHER MATTERS

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

RESTRICTIONS ON TRANSFER

     Ownership Limits. For Parkway to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Stock may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because Parkway intends to elect to be treated as a REIT, the Charter contains restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

     Pursuant to the provisions of the Charter, if a transfer of stock occurs whereby any person would own, beneficially or constructively, 9.8 percent or more (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway (excluding Excess Shares, as defined below), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway (the "Excess Shares"), and any such transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing Excess Shares. Although holders of Excess Shares have no dividend or voting rights, such holders do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Charter further provides that the Excess Shares will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be Excess Shares and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect. Parkway currently has 30,000,000 Excess Shares authorized pursuant to its Charter.

     Each stockholder shall, upon request by Parkway, furnish such information that Parkway may reasonably request in order to determine Parkway's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of Parkway without the consent of the Board of Directors.

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     Special Voting Requirements for Certain Business Combinations. Pursuant to
Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

     Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

     Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

     A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

     If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

     Supermajority Votes. The Charter provides that (i) no term or provision of the Charter may be added, amended or repealed in any respect which, in the determination of the Board of Directors, causes Parkway not to qualify as a REIT under the Code; (ii) the sections of the Charter concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and (iii) no provision

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imposing cumulative voting in the election of directors may be added to the
Charter, except, in addition to any vote required by the terms of then outstanding Preferred Stock, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

     Stockholders Rights Agreement. Stockholders, pursuant to a Rights Agreement, have the right to purchase Common Stock at a price of $40.00 per share, subject to adjustment, on a Distribution Date which will occur on the earliest of (i) the date of Parkway's public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (the "Stock Acquisition Date"); (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding Common Stock; or (iii) 10 days after the Board of Directors shall declare any person to be an "Adverse Person," as defined in the Rights Agreement. The Rights are not exercisable until the Distribution Date and expire at the close of business on September 6, 2005, unless earlier redeemed by Parkway.

     In the event any person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right and payment of the purchase price, Common Stock (or, if sufficient Common Stock is unavailable and subject to certain limitations, cash, property or other securities of Parkway) having a value equal to two times the purchase price of the Right (referred to as the "Subscription Right"). The Subscription Right is exercisable during the 60-day period following the later of the Stock Acquisition Date or the effective date of a registration statement covering the Common Stock (or other securities, if applicable) subject to the Subscription Right (referred to as the "Subscription Period"). Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     In the event that, at any time following the Stock Acquisition Date, (i) Parkway engages in a merger or other business combination transaction or (ii) 50% or more of Parkway's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.

     The purchase price payable, and the number of shares of Common Stock (or the number and kind of other securities or property, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

     The following discussion summarizes certain federal income tax considerations that may be relevant to a prospective stockholder of Parkway. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not discuss any state, local or foreign tax considerations. It also does not discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

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TAXATION OF THE COMPANY

     General. Parkway will elect to be taxed as a REIT under Sections 856 through 860 of the Code effective January 1, 1997. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. Although management of Parkway believes that Parkway is organized and operating in a manner that permits it to qualify as a REIT, and intends to operate in such a manner in the future, no assurance can be given that Parkway will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

     Jaeckle Fleischmann & Mugel, LLP has acted as counsel to Parkway in connection with the offering and Parkway's election to be taxed as a REIT. In the opinion of Jaeckle Fleischmann & Mugel, LLP, assuming that the elections and other procedural steps described in the following discussion of "Requirements for Qualification" are completed by Parkway in a timely fashion, Parkway's organization and proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with Parkway's taxable year beginning January 1, 1997, and for its future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service (the "Service") or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by Parkway as to factual matters, including representations regarding the nature of Parkway's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Jaeckle Fleischmann & Mugel, LLP at the closing of the offering. Moreover, such qualification and taxation as a REIT depends upon Parkway's ability to meet on a continuing basis, through actual annual operating results, distribution levels and share ownership, the various qualification tests imposed under the Code discussed below. Jaeckle Fleischmann & Mugel, LLP will not review Parkway's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Parkway's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "-- Failure to Qualify" below.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     If Parkway qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to federal corporate income taxes on the portion of its ordinary or capital gain income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from an investment in a corporation. Even if Parkway qualifies as a REIT, it will be subject to federal income tax in the following circumstances. First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Parkway may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has
(i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year (for this purpose such term includes capital gains which Parkway elects to

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retain but which it reports as distributed to its stockholders, see "-- Annual
Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, Parkway will be subject to tax at the highest corporate rates on built-in gains recognized within a 10-year period of its election to be taxable as a REIT on assets it formerly held while it was a C corporation (i.e., a corporation generally subject to full corporate level tax). In addition, if Parkway acquires any additional asset from a C corporation in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such asset's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated).

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway satisfies the requirements (i) through (iv) as of January 1, 1997. Parkway's Charter contains restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above.

     Effective January 1, 1998, substantially all of Parkway's operating assets have been transferred to Parkway Properties LP (the "Operating Partnership"). Parkway owns a 99% limited partnership interest and Parkway Properties General Partners, Inc. owns a 1% general partnership interest in the Operating Partnership. Parkway Properties General Partners, Inc. is a wholly-owned subsidiary of Parkway and its only remaining operating subsidiary. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of Parkway will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Parkway. Parkway Properties General Partners, Inc., therefore, will not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, Parkway's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the noncorporate subsidiaries, which are either limited liability companies or partnerships, will be treated as assets, liabilities and items of income of Parkway for purposes of applying the requirements described herein.

     A corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year is the calendar year. In addition, for tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be able to elect to be taxed as a REIT, Parkway must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual

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ownership of its outstanding shares. Parkway intends to comply with such requirements. For tax years beginning January 1, 1998 and beyond, these records and informational requirements are no longer a condition to REIT election. Instead, a monetary penalty will be imposed for failure to comply with these requirements.

     Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway, and the earnings and profits of any of Parkway's subsidiaries, are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Based on these studies Parkway believes that it did not have any positive accumulated earnings and profits on January 1, 1997, the effective date of its REIT election. Any determination made by Parkway with respect to its earnings and profits account is not binding on the Service. In the event the Service were to successfully challenge Parkway's calculation of its earnings and profits, a possible outcome of such challenge could be the termination of Parkway's status as a REIT and the payment of corporate level income tax on its taxable income.

     Income Tests. In order for Parkway to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for tax years beginning prior to January 1, 1998, gain from the sale or other disposition of (i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or a direct or indirect owner of 10% or more of Parkway, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property, or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     For taxable years beginning after December 31, 1997, rental income received by Parkway will not cease to qualify as "rents from real property" merely because Parkway performs non-customary services for a tenant if the amount that Parkway receives as a result of performing such services does not exceed 1% of all amounts received directly or indirectly by Parkway with respect to such property. In applying this limitation, the amount that Parkway is treated as having received for performing such services will not be less than 150% of the direct cost to Parkway of providing those services. Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors or within the one

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percent safe harbor described above. Parkway believes that the income generated from its currently owned assets and its proposed method of operations will permit it to meet the income tests outlined above.

     If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its federal income tax return for such years, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "-- General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by certain real estate assets (including temporary investments in stock or debt instruments purchased with the proceeds of a stock or debt offering of Parkway and held during the one-year period from Parkway's receipt of capital in connection with said offering), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). Parkway believes that the assets that it currently owns will permit it to meet the asset tests outlined above.

     If Parkway should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter, and
(ii) the discrepancy between the value of Parkway's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (e.g., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (ii) of the preceding sentence were not satisfied, Parkway still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     For taxable years beginning after December 31, 1997, Parkway may elect to retain and pay tax on net long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If Parkway makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by Parkway, and would receive an increase in the basis of their shares in Parkway in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of Parkway stockholders pursuant to this rule, will be treated as distributed for purposes of the 4% excise tax.

     Parkway intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Parkway, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at Parkway's REIT taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus, Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

     Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Domestic stockholders generally are stockholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Parkway in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Parkway during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

     In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year and otherwise a short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

     The Taxpayer Relief Act of 1997 reduced the top tax rate for individuals, estates and trusts on certain long-term capital gains. Generally, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 20% and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers subject to the 15% regular tax bracket, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 10%, and, effective for taxable years beginning after December 31, 2000, the rate is reduced to 8% for assets held more than five years. Long-term capital gain from the sale or exchange of certain depreciable real property held for more than 18 months which would be treated as ordinary income if the real property was depreciable personal property is subject to a maximum tax rate of 25% rather than 20%. Long-term capital gain (other than certain depreciation recapture taxable as ordinary income) allocated to a stockholder by Parkway will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by Parkway. The maximum rate of capital gains tax for capital assets held for more than one year but not more than 18 months remains at 28%. The taxation of capital gains by corporations was not changed.

     In addition, Internal Revenue Notice 97-64 provides temporary guidance with respect to the taxation of distributions by Parkway designated as capital gain dividends. Pursuant to Internal Revenue Notice 97-64, forthcoming Temporary Regulations will provide that capital gains allocated to a stockholder by a REIT may be designated as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution (subject to the 25% rate), or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate of 28%. Unless specifically designated otherwise by Parkway, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If Parkway elects to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Internal Revenue Notice 97-64.

     Backup Withholding. Parkway will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to Parkway. See "-- Taxation of Non-U.S. Stockholders" below.

     Taxation of Tax-Exempt Stockholders. Most tax-exempt entities, including employees' pension trusts, are not subject to federal income tax except to the extent of "unrelated business taxable income" ("UBTI"). The Service has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI. Based upon this ruling and the analysis therein, and subject to the discussion below regarding qualified pension trust investors, distributions by Parkway to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the Service.

     A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either
(i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

     The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of Common Stock in Parkway's Charter should prevent application of the foregoing provisions to qualified trusts purchasing Common Stock of Parkway pursuant to the offering, absent a waiver of the restrictions by the Board of Directors.

     Taxation of Non-U.S. Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the Common Stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Parkway of U.S. real property interests and not designated by Parkway as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Parkway. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). Parkway expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends unless
(i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Parkway or (ii) the Non-U.S. Stockholder files IRS Form 4224 with Parkway claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

     Distributions in excess of current and accumulated earnings and profits of Parkway will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her Common Stock as described below. If at any time Parkway is not a "domestically controlled REIT," as defined below, Parkway must withhold U.S. income tax at the rate of 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide Parkway with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Parkway.

     For any year in which Parkway qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Parkway of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. Parkway is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Parkway as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if Parkway is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by Non-U.S. Stockholders. Parkway believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Common Stock will not therefore be subject to tax under FIRPTA. Because Parkway is publicly traded, however, no assurance can be given that Parkway will continue to be a domestically controlled REIT. Even if Parkway is not a "domestically controlled REIT," a Non-U.S. Stockholder's sale of Common Stock generally will not be subject to tax under FIRPTA as a sale of U.S. real property interests provided that (i) Parkway's Common Stock is "regularly traded" on an established securities market, and (ii) the selling Non-U.S. Stockholder held 5% or less of Parkway's Common Stock at all times during the specified testing period. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as the U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                              PLAN OF DISTRIBUTION

     Parkway may sell Securities to or through underwriters or dealers for public offering and sale by or through them, and also may sell Securities directly to other purchasers or agents or through any combination of these methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from Parkway or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from Parkway and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Parkway will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the shares of Common Stock which are listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Parkway may elect to list any series of Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

     Under agreements Parkway may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Parkway against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Parkway in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, Parkway will authorize underwriters or other persons acting as Parkway's agents to solicit offers by certain institutions to purchase Securities from Parkway pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Parkway. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The consolidated financial statements of Parkway appearing in Parkway's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Securities will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                 600,000 SHARES

                            PARKWAY PROPERTIES LOGO

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK

                             PROSPECTUS SUPPLEMENT

                                 MARCH 18, 2003

                              WACHOVIA SECURITIES